     Exhibit 10.1
April 21, 2010
Ms. Laurie Van Brunt
6235 Shady Oaks Drive
Frisco, TX 75034
Dear Laurie:
It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Brand President for Soma. As you are aware, Chico’s FAS, Inc. is a fast-growing, respected organization within which this position is a key driver of our success. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Title:	Brand President-Soma

Reporting to:	President & CEO

Base Salary:	$500,000.00 annually

Start Date:	TBD

Management Bonus:	Range: 0% — 131.25% of base salary earned during the annual bonus period, contingent upon the achievement of corporate financial targets, which include brand sales, brand contribution, RONA, and EPS, paid annually (generally in March). Incentive bonus is guaranteed at 37.5% of base salary (representing 50% of the bonus target, which is 75% of base) earned during the first fiscal year.

Sign on Bonus:	$50,000.00 less applicable taxes to be paid to you within 30 days of reporting to work at Chico’s FAS, Inc. You agree to repay this entire amount within 6o days if you voluntarily leave Chico’s FAS, Inc. within 12 months of your start date.

Stock Options:	30,000 non-qualified stock options at Fair Market Value to be issued during the first open window period for stock acquisition after your date of hire. These options will vest over a three-year period with one-third vesting each year on the anniversary of the grant date. You will be eligible for additional grants as determined by management.

Stock options vest on the following schedule:
33.3% as of 1st anniversary of grant date
33.3% as of 2nd anniversary of grant date
33.3% as of 3rd anniversary of grant date

Restricted Stock:	A one-time grant of 10,000 shares of restricted stock to be issued during the first open window period for stock acquisition after the grant date of hire. These shares will vest over a three-year period with one-third vesting each year on the anniversary of the grant date (see Stock Options vesting schedule). You will be eligible for additional grants as determined by management.

Severance:	If we terminate your employment without cause, we will continue to pay you your base salary for a period of twelve months following the date of termination. In general terms, cause shall mean any action or inaction by you that causes the company substantial harm. Details regarding the Severance Plan are specified in the Summary Plan Description included in your benefits package.

Time Off:	You will be eligible for 20 days of Paid Time Off (PTO) for each full year of employment. This is an accrued benefit that you start to earn on your date of hire.

Annual Review:	Merit reviews and equity grants for officers are considered at the end of the fiscal year, and issued in March of each year.

You will also be eligible to participate in Chico’s comprehensive benefits program outlined below:

Group Insurance Plan:	Medical/Dental/Vision

Eligibility Date: Effective your first day of active employment.

Life Insurance:	Chico’s FAS, Inc. provides term insurance equal to IX your base salary; in addition Chico’s FAS provides accidental death and dismemberment insurance equal to IX your base salary. Supplemental insurance is available for purchase.

Eligibility Date: Effective your first day of active employment.

401(k) Plan:	Eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: First quarter after 12 months of employment.

Deferred Compensation Plan:	As an officer, you will be immediately eligible to participate in our Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus. If you have any questions on the Deferred Compensation Plan, please contact Karen Carlisle at (239) 938-8584.

Stock Purchase Plan:	Opportunity to purchase our stock directly from the company, two times a year, in March and September.

Eligibility Date: First offering period following one year of employment.

Executive Benefits:	Disability Income Protection

As a qualifying executive, you will be eligible for our Supplemental Disability Insurance program. This program provides an increased level of income protection should you become disabled. Full details of the program are available from the benefits group.

Eligibility Date: Effective on your first day of active employment.

Executive Physical

As an executive, you are eligible to have one company-paid physical per year at a participating Mayo Clinic location as part of our Health and Wellness Benefits.

Relocation:	In order to ensure a successful relocation, Chico’s FAS, Inc. will provide the relocation assistance outlined in the attached Tier I Relocation Program. In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000.00, less applicable taxes.

Relocation Educational Assistance:	You will be eligible to participate in the Relocation Educational Program, which provides educational assistance of $5,000.00 (less applicable withholding taxes and a taxable benefit) per eligible child to attend private school (K-12) for the first school year of employment. A private school is defined as any school that doesn’t fall under the public school system. This is a one time benefit per child.
We hope you view this opportunity as a chance to have a positive impact on Chico’s FAS, Inc. while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or Chico’s FAS, Inc. are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful completion of a background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact me.
Regards,
David F. Dyer
President & CEO